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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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Allied Motion Technologies Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ALLIED MOTION TECHNOLOGIES INC.
495 Commerce Drive, Suite 3
Amherst, New York 14228

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 6, 2015

To the Shareholders of Allied Motion Technologies Inc.:

        You are hereby notified that the 2015 Annual Meeting of Shareholders of Allied Motion Technologies Inc. (the "Company") will be held on Wednesday, May 6, 2015 at 2:00 p.m. (Eastern Time) at the offices of Jaeckle Fleischmann & Mugel, LLP, 200 Delaware Avenue, Suite 900, Buffalo, New York 14202. At this meeting, the shareholders will be asked to act on the following matters:

  1.
  To elect seven directors of the Company;

  2.
  To provide an advisory approval of the compensation of our named executive officers; and

  3.
  To ratify the appointment of EKS&H LLLP ("EKS&H") as the Company's independent registered public accounting firm for the 2015 fiscal year; and

  4.
  To transact such other business as may properly come before the 2015 Annual Meeting or any adjournment thereof.

        Only shareholders of record at the close of business on March 17, 2015 are entitled to notice of and to vote at the 2015 Annual Meeting and any adjournment thereof.

        The Board of Directors of the Company extends a cordial invitation to all shareholders to attend the 2015 Annual Meeting, as it is important that your shares be represented at the meeting. Even if you plan to attend the Annual Meeting, you are strongly encouraged to mark, date, sign and mail the enclosed proxy in the return envelope provided as promptly as possible.

        If your shares are held in street name and YOU do not vote your shares, your broker or other nominee generally can no longer vote them for you and your shares will remain unvoted. THEREFORE, IT IS VERY IMPORTANT THAT YOU VOTE YOUR SHARES FOR ALL PROPOSALS.

By Order of the Board of Directors

Joseph P. Kubarek Secretary

DATED: April 3, 2015

Important Notice Regarding the Internet Availability of Proxy Materials: This Proxy Statement and the Company's Annual Report are available on the Internet at https://materials.proxyvote.com/019330.

THIS IS AN IMPORTANT MEETING. ALL SHAREHOLDERS ARE URGED TO VOTE.

i

ii

PROXY STATEMENT

QUESTIONS AND ANSWERS
ABOUT THE 2015 ANNUAL MEETING

Why did I receive this proxy?

        The Board of Directors of Allied Motion Technologies Inc. (the "Company") is soliciting proxies to be voted at the Annual Meeting of Shareholders. The Annual Meeting will be held Wednesday, May 6, 2015, at 2:00 p.m. (Eastern Time) at the offices of Jaeckle Fleischmann & Mugel, LLP, 200 Delaware Avenue, Suite 900, Buffalo, New York 14202. This proxy statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote.

Who is entitled to vote?

        All shareholders of record as of the close of business on March 17, 2015 (the "Record Date") are entitled to vote at the Annual Meeting.

What is the quorum for the Annual Meeting?

        A quorum at the Annual Meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of Common Stock outstanding on the Record Date. No business may be conducted at the Annual Meeting if a quorum is not present. Broker non-votes (shares held in street name for which the broker indicates that instructions have not been received from the beneficial owners or other persons entitled to vote) and abstentions will be counted as shares present in determining whether a quorum is present. As of the Record Date, 9,303,958 shares of Common Stock were issued and outstanding.

How many votes do I have?

        Each share of Common Stock outstanding on the Record Date is entitled to one vote on each item submitted to you for consideration.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

        Shareholder of Record.    If your shares are registered directly in your name with the Company's transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares.

        Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in "street name." The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a shareholder of record of Common Stock, how do I vote?

        If you are a shareholder of record, you may vote by mailing a completed proxy card. To vote by mailing a proxy card, please sign and return the enclosed proxy card in the enclosed prepaid and self-addressed envelope and your shares will be voted at the Annual Meeting in the manner you directed. You may also vote your shares in person at the Annual Meeting. If you are a shareholder of record, you may request a ballot at the Annual Meeting.

If I am a beneficial owner of shares held in street name, how do I vote?

        If you are the beneficial owner of shares held in street name, you will receive instructions from the brokerage firm, bank, broker-dealer or other similar organization (the "shareholder of record") that must be followed for the shareholder of record to vote your shares per your instructions. You may complete and return the voting instruction form in the self-addressed postage paid envelope provided, or you may vote 24 hours a day via the internet or telephone by following the instructions on the enclosed vote instruction form.

        If you hold your shares in street name and do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the appointment of EKS&H (Proposal Three). Please ensure that you complete the voting instruction card sent by your bank or broker.

        If your shares are held in street name and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the shareholder of record and bring it with you to the meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What am I voting on?

        You will be voting on the following proposals:

  •
  Proposal One: the election of seven Directors of the Company;

  •
  Proposal Two: an advisory vote on the compensation of our named executive officers; and

  •
  Proposal Three: the ratification of EKS&H as the Company's independent registered public accounting firm for the 2015 fiscal year.

Will there be any other items of business on the agenda?

        We do not expect any other items of business because the deadline for shareholder proposals and nominations has passed. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to Richard S. Warzala and Robert P. Maida with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment.

How many votes are required to act on the proposals?

        The holder of each outstanding share of Common Stock is entitled to one vote for each share of Common Stock on each matter submitted to a vote at a meeting of shareholders.

        Pursuant to our Amended and Restated Articles of Incorporation and Bylaws, directors will be elected by the affirmative vote of the majority of the votes cast with respect to such director's election.

        Approval of Proposals Two and Three requires an affirmative vote by a majority of the votes cast on each proposal.

How are votes counted?

        For purposes of each proposal, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

What happens if I return my proxy card without voting on all proposals?

        When the proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with your directions. If the signed card is returned with no direction on a proposal, the proxy will be voted with the Board's recommendations.

Can I change my vote after I return my proxy card?

        You can revoke your proxy and change your vote at any time prior to the voting thereof at the Annual Meeting. You can do this by:

  •
  filing with the Secretary of the Company a written revocation or signing and submitting another proxy with a later date, or

  •
  attending the Annual Meeting, withdrawing the proxy and voting in person.

        If your shares are held by a nominee and you seek to vote shares in person at the Annual Meeting, you must bring to the Annual Meeting a written statement from the nominee confirming the shareholder's beneficial ownership of a stated number of shares and that such shares have not been voted by the nominee. Your attendance at the Annual Meeting will not in itself revoke your proxy.

Will anyone contact me regarding this vote?

        Solicitation of proxies for use at the Annual Meeting may be made in person or by mail, telephone or telegram, by directors, officers and regular employees of the Company. Such persons will receive no special compensation for any solicitation activities. In addition, we have retained the services of D.F. King & Co., Inc. to aid in the solicitation of proxies in person, by mail or telephone. The costs are not expected to exceed $7,000 plus expenses. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by such entities, and we will, upon the request of such record holders, reimburse reasonable forwarding expenses.

Who has paid for this proxy solicitation?

        The Company has paid the entire expense of this proxy statement and any additional materials furnished to shareholders.

May shareholders ask questions at the Annual Meeting?

        Yes. There will be time allotted at the end of the meeting when Company representatives will answer questions from the floor.

How can I obtain a copy of this year's Annual Report on Form 10-K?

        A copy of the Company's 2014 Annual Report to Shareholders, including financial statements for the fiscal year ended December 31, 2014, accompanies this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") may be obtained free of charge by writing to Allied Motion Technologies Inc., 495 Commerce Drive, Suite 3, Amherst, New York 14228, Attention: Secretary or by accessing the "SEC Filings" section of the Company's website at www.alliedmotion.com. In addition, the Proxy Statement and Annual Report are available on the internet at https://materials.proxyvote.com/019330.

What does it mean if I receive more than one proxy card?

        It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return ALL proxy cards to ensure that all your shares are voted.

When was this proxy statement mailed?

        This proxy statement, the enclosed proxy card and the Annual Report were mailed to shareholders beginning on or about April 9, 2015.

Can I find additional information on the Company's website?

        Yes. Our website is located at www.alliedmotion.com. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our code of ethics, corporate governance principles, charters of board committees and reports that we file with the SEC. A copy of our code of ethics, corporate governance principles and each of the charters of our board committees may be obtained free of charge by writing to Allied Motion Technologies Inc., 495 Commerce Drive, Suite 3, Amherst, New York 14228, Attention: Secretary.

 CORPORATE GOVERNANCE AND BOARD MATTERS

Director Qualifications and Biographical Information

        The biography of each director nominee below contains information regarding that person's principal occupation, positions held with the Company, service as a director, business experience, other director positions currently held or held at any time during the past five years, involvement in certain legal or administrative proceeding, if applicable, and the experiences, qualifications, attributes or skills that caused our Governance and Nominating Committee to conclude that the person should serve as a member of our Board of Directors.

        Richard D. Federico, age 60—Mr. Federico has over thirty-five years of operational, strategy and investment experience. He has served as a director since February 2012. Since July of 2014 Mr. Federico has been a Partner at TZP Group, a mid-market, growth oriented private equity firm. In addition, from November 2012 he has been the Founder and Chairman at Cetan Partners, an investment and advisory firm. From October 2011 to November of 2012 he was Managing Director at Ocean Tomo, the leading global merchant banc specializing in intellectual capital. He spent the prior ten years as a Senior Advisor and Managing Director in private equity with Sterling Partners, where he served as an investment partner and additionally worked with a number of Sterling portfolio investments to build, capture and maximize best-in-class practices across the firm and instituted effective governance at the portfolio level. His background also includes senior management positions with companies including Fisher Scientific, The Millard Fillmore Health System, The Science Kit Group and KPMG. He currently is and has been involved with numerous private and non-profit boards. His financial and investment experience, knowledge of capital markets and experience on other public and private company boards prepare him to give the Board his views on operational and financial matters.

        Gerald J. (Bud) Laber, age 71—Mr. Laber has served as a director of the Company since November 2010. He has been a private investor since 2000, when he retired after 33 years of service with Arthur Andersen LLP. He was an audit partner with Arthur Andersen LLP from 1980 until retiring in 2000. Mr. Laber is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants. Mr. Laber is currently on the board of directors and chair of the audit committee and member of the compensation and governance committees of Scott's Liquid Gold. He is on the board and chair of the audit committee and member of the compensation and governance and nominating committees for Boulder Brands Inc. He served as President of the Catholic Foundation of Northern Colorado from January 2008 until November 2012. He previously served on the Board of Directors and as Chair of the Audit Committee of Spectralink Corporation from April 2004 to March 2007 and served on the Board of Directors and Audit Committee of Applied Films Corporation from July 2004 to July 2007. He brings to the Board extensive experience in accounting, financial matters and strategic planning and his experience as a director of other public companies gives him insight into governance and related best practices which enable him to make significant contributions as a Board member.

        Alexis P. Michas, age 57—Mr. Michas is a new director nominee in 2015. He is the founder and managing partner of Juniper Investment Company, LLC ("Juniper"). Juniper is also a principal of Aetolian Investors, LLC a registered commodity pool operator. He was the managing partner and a director of Stonington Partners, Inc., an investment management firm from 1994 through 2011. Mr. Michas is the non-executive chairman of the board of Lincoln Educational Services Corporation, chairman of the board for BorgWarner, Inc. and the lead director of PerkinElmer, Inc. Mr. Michas also served as a director and member of the compensation committee of AirTran Airways, Inc. until that company's sale to Southwest Airlines, Inc. in May 2011. Mr. Michas brings many years of private equity experience across a wide range of industries, and a successful record of managing control investments in public companies. He also brings extensive transactional expertise including: mergers and acquisitions, IPOs, debt and equity offerings and bank financing. Mr. Michas has served as Non-Executive Chairman of the Board and on the compensation, governance, audit, finance and executive committees of the boards of other public companies. His knowledge of the Company and his thorough understanding of the role of boards of directors qualify him to serve on our Board of Directors.

        Richard D. Smith, age 67—Mr. Smith has served as a director of the Company since August 1996. Mr. Smith has broad executive management experience with the Company and extensive knowledge and experience in accounting and financial matters. He served as Chief Financial Officer from June 1983 until December 2012, as Chief Executive Officer from August 1998 until May 2009 and as Executive Chairman of the Board of Directors from May 2009 until his retirement in March 2013. Mr. Smith served as non-executive Chairman of the Board from March 2013 until February 2014. Pursuant to Mr. Smith's consulting agreement with the Company, the Board shall nominate him for election to the Board as long as he has not been terminated and is willing to serve on the Board of Directors. He provides valuable insight to the Board with respect to the historical and future direction of the Company based on his many years of experience on the Board together with his decades of experience in the industry.

        James J. Tanous, age 67—Mr. Tanous has served as a director of the Company since May 2014. He is currently the Executive Director of the Prentice Family Foundation, a not-for-profit foundation whose primary mission is to promote the economic development of the Western New York area, a position he has held since January 2014. From April 2007 through June 2013 he served as Executive Vice President, Secretary and General Counsel of Erie Indemnity Company, a publicly traded Fortune 500 company that manages the property and casualty and life insurance companies that comprise the Erie Insurance Group. Prior to joining Erie Indemnity Company, Mr. Tanous was a Partner and Chairman of Jaeckle Fleischmann & Mugel, LLP, a law firm headquartered in Buffalo, New York where he represented numerous public and private companies for over 30 years. His decades of experience as a counselor to public and private companies and broad based legal expertise are important to the Board of Directors.

        Richard S. Warzala, age 61—Mr. Warzala has a strong management and technical background in the motion control industry and has served as a director of the Company since August 2006 and as Chairman of the Board since February 2014. Mr. Warzala joined Allied Motion as President and Chief Operating Officer in May 2002 and was appointed President and Chief Executive Officer in May 2009. Prior to joining Allied Motion, Mr. Warzala was President of the Motion Components Group of Danaher Corporation and held various positions at American Precision Industries Inc., including Corporate Vice President and President of its API Motion Division. Pursuant to his employment agreement, as long as Mr. Warzala is Chief Executive Officer and is willing to serve, the Board of Directors will nominate him for election to the Board. His leadership experience and Company and industry knowledge, with 31 years of motion experience, provide valuable insight to the Board of Directors in formulating and executing the Company's strategy.

        Michael R. Winter, age 61—Mr. Winter was appointed a director of the Company in July 2014. Mr. Winter is a former partner in the Buffalo, New York office of PricewaterhouseCoopers LLP ("PwC"), serving in that role from 1987 until his retirement in June 2014. During his tenure, Mr. Winter was responsible for leading the delivery of assurance services to public entities with experience serving many sectors including Consumer and Industrial Products Manufacturing, Energy and Healthcare. Since 2010 he was also a member of the PwC National Office based in New Jersey, which serves as support for all PwC U.S. practice offices. Mr. Winter is currently on the board of directors and a member of the audit committee of Gas Natural Inc. His accounting and business expertise, including an in-depth understanding of the preparation and analysis of financial statements, makes him highly qualified to serve as a director.

Independent Directors

        Under the corporate governance standards of the Nasdaq Global Market, at least a majority of our Directors, and, except in limited circumstances, all of the members of our Audit Committee, Compensation Committee and Governance and Nominating Committee, must meet the test of "independence" as defined by Nasdaq. The Nasdaq standards provide that to qualify as an "independent" director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with the Company. The Board of Directors has determined that each director nominee, other than Mr. Warzala and Mr. Smith, satisfies the bright-line criteria and that no other director or nominee has a relationship with the Company that would interfere with such person's ability to exercise independent judgment as a member of our Board.

Board Leadership Structure

        Richard S. Warzala serves as the Company's Chairman of the Board and also serves as President and Chief Executive Officer of the Company. The Company believes that having Mr. Warzala serve as both an executive officer and as Chairman demonstrates to the Company's employees and other stakeholders that the Board of Directors is under strong leadership, with a single person setting the tone and having primary responsibility for leading the Board of Directors. The Company believes this unity of leadership eliminates the potential for confusion or duplication of efforts, and provides clear leadership for the Company. In addition, the Board of Directors recognizes that, given Mr. Warzala's familiarity with the Company and his long standing experience with the Company, it is valuable to have him lead board discussions.

        To provide for an additional independent leadership role, the Board of Directors has designated Richard D. Federico, as Lead Director. The Lead Director's responsibilities include: presiding at meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the independent directors; serving as liaison between the Chairman and the independent directors; convening meetings of the independent directors; and consulting with the Chairman on matters relating to Board of Director performance and corporate governance.

        Another component of our leadership structure is the active role played by our independent directors in overseeing the Company's business, both at the Board and Committee level. Five of the seven director nominees are considered independent under the corporate governance standards of the Nasdaq Global Market. All of our Directors are free to suggest the inclusion of items on the agenda for meetings of our Board of Directors or raise subjects that are not on the agenda for that meeting. In addition, our Board of Directors and each committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. Our Board of Directors also holds regularly scheduled executive sessions of only independent Directors, led by the Lead Director, in order to promote discussion among the independent Directors and assure independent oversight of management. Moreover, our Audit Committee, Compensation Committee and Governance and Nominating Committee, all of which are comprised entirely of independent Directors, also perform oversight functions independent of management.

        The Company believes its leadership structure is the most effective leadership structure for the Board of Directors at this time. However, the Board of Directors recognizes that no single leadership model is appropriate for a board at all times. Accordingly, the Board of Directors may in the future consider a different leadership structure, including a structure providing for a Chairman of the Board who is not an executive officer of the Company.

Shareholder Communication With the Board

        We provide an informal process for shareholders to send communications to the Board of Directors. Shareholders who wish to contact the Board of Directors or any of its members may do so in writing to Allied Motion Technologies Inc., 495 Commerce Drive, Suite 3, Amherst, New York 14228. Correspondence directed to an individual board member will be referred to that member. Correspondence not directed to a particular board member will be referred to the Lead Director.

Committees and Meeting Data

        The Board of Directors has a standing Audit Committee, Compensation Committee and Governance and Nominating Committee. Each member of each of these committees is "independent" as that term is defined in the Nasdaq listing standards. The Board has adopted a written charter for each of these committees, which is available on our web site at www.alliedmotion.com.

        The Audit Committee of our Board of Directors oversees the Company's financial reporting on behalf of the Board and is responsible for the appointment, replacement, compensation and oversight of the work of the Company's independent auditors. The Audit Committee also reviews the Company's annual and quarterly reports filed with the SEC. The Audit Committee held eight meetings during 2014 and, since July 2014, consisted of Messrs. Laber (Chairman), Tanous and Winter. Each member of the Audit Committee meets the current independence and experience requirements of Nasdaq and the SEC. Messrs. Laber and Winter have each been designated as an "Audit Committee financial expert" in accordance with the SEC rules and regulations and qualifies as a financially sophisticated audit committee member under the Nasdaq listing standards. See "Report of the Audit Committee" below.

        In 2014, the Compensation Committee of our Board of Directors consisted of Messrs. Heath, Federico and Laber. Throughout 2014, Mr. Heath served as chairman of the committee and effective March 3, 2015, Mr. Federico was appointed chairman and Mr. Heath will remain as a member until his current term ends at the 2015 Annual Meeting. The Compensation Committee has the principal responsibility to make recommendations to the Board of Directors concerning the compensation of the Company's management employees including its executive officers and the Board of Directors. The Compensation Committee also reviews, approves and recommends to the Board for their approval all awards granted under the Company's stock incentive plan and performs other functions regarding compensation as the Board may delegate. The Compensation Committee met five times during 2014.

        The Governance and Nominating Committee of our Board of Directors (i) monitors and oversees matters of corporate governance, including the evaluation of Board performance and processes and the "independence" of directors, and (ii) selects, evaluates and recommends to the Board qualified candidates for election or appointment to the Board and each Committee of the Board. The committee met four times during 2014 and, since May 2014, consisted of Messrs. Tanous (Chairman), Federico and Heath.

Board Oversight of Risk Management

        The Board of Directors oversees our risk management process. This oversight is primarily accomplished through the Board's committees and management's reporting processes. We do not have a formal risk committee; however, our Audit Committee is responsible for overseeing risks arising out of accounting, financial reporting and related activities and is primarily responsible for ensuring that the Board exercises adequate oversight of the Company's enterprise risk management process. Our Compensation Committee reviews compensation agreements to confirm that compensation, especially incentive pay arrangements, do not encourage or create opportunities for unnecessary risk-taking and our Governance and Nominating Committee assists the Board in its oversight of the Company's process for management and communication of key risks facing the Company, as well as the guidelines, policies and processes for monitoring and mitigating such risks.

Nominating Procedures

        The Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company's business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service, or if the Governance and Nominating Committee decides not to nominate a member for re-election, the Governance and Nominating Committee first considers the appropriateness of the size of the board. If the Governance and Nominating Committee determines the board seat should be retained and a vacancy exists, the Governance and Nominating Committee considers factors that it deems are in the best interests of the Company and its shareholders in identifying and evaluating a new nominee. Skills and characteristics that are considered include judgment, accountability, integrity, reputation, relevant experience, including leadership roles and experience working in a collaborative environment, technical skills, financial literacy, mature confidence and emotional maturity, high performance standards, availability, other board appointments and outside commitments, industry knowledge, networking/contacts, and degree of independence from management.

        While we do not have a formal policy or guidelines regarding diversity of membership of our Board of Directors, our Corporate Governance Principles recognize the value of having a Board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion, our Board has not attempted to define "diversity," or otherwise require that the composition of our Board include individuals from any particular background or who possess specific attributes. The Governance and Nominating Committee will continue to consider whether it would be appropriate to adopt a policy or guidelines regarding board diversity or define diversity as it relates to the composition of our Board of Directors.

        The Board of Directors will consider nominees recommended by shareholders. Any such person will be evaluated in the same manner as any other potential nominee for director. Any suggestion for a nominee for director by a shareholder should be sent to the Company's Secretary within the time periods set forth under "Shareholder Proposals for the 2016 Annual Meeting."

Board Attendance at Meetings

        The Board of Directors held four regular meetings in 2014. Our Independent Directors meet in executive session without management directors or management present. These sessions generally take place prior to or following regularly scheduled board meetings. The directors met in such sessions four times during 2014. Our Corporate Governance Principles provide that all directors are expected to regularly attend all meetings of the Board and the Board committees on which he serves. In 2014, each director attended 100% of the total number of meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which he served. In addition, each director is expected to attend the Annual Meeting of Shareholders. In 2014, the Annual Meeting of Shareholders was attended by all of the directors then in office.

Compensation Committee Interlocks

        As noted above, the Compensation Committee is comprised of three independent Directors: Messrs. Federico, Heath and Laber. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors, nor has such interlocking relationship existed in the past.

Compensation of Directors

        Under the Company's director compensation program, each non-employee director is paid an annual cash retainer of $35,000. The chairperson of the Audit Committee receives an additional $12,000 annual cash retainer and other members of the Audit Committee receive an additional annual cash retainer in the amount of $7,500. The chairperson of the Compensation Committee and the Corporate Governance and Nominating Committee each receive an additional $8,000 annual cash retainer and other members of those committees will receive an additional annual cash retainer in the amount of $5,000. The Lead Director receives an additional $10,000 annual cash retainer. All cash retainers are payable ratably on a quarterly basis. The Company no longer pays a separate fee for each meeting attended; however each non-employee director is reimbursed for his or her expenses in connection with attendance at each meeting.

        Non-employee directors also receive an annual award of restricted stock under the 2007 Stock Incentive Plan, as amended. The annual award consists of shares of the Company's common stock with a value of $50,000 as of the date of grant. The Lead Director receives an additional award of restricted stock with a value of $10,000 as of the date of grant. Directors who are appointed to the Board outside of the annual meeting of shareholders receive a pro rata amount of the annual award. These restricted shares will vest over a three-year period upon the performance of future service as a director, subject to certain exceptions.

        The following table shows the compensation paid by the Company to each non-employee director for 2014.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All other Compensation ($)		Total ($)
Richard D. Federico	$52,750	$60,025	$—		$112,775
S. R. (Rollie) Heath, Jr.	$46,500	$50,019	$—		$96,519
Gerald J. (Bud) Laber	$55,000	$50,019	$—		$105,019
Richard D. Smith	$40,250	$50,019	$155,250	(3)	$245,519
James J. Tanous	$25,250	$49,995	$—		$75,245
Michael R. Winter	$19,375	$42,749	$—		$62,124

(1)
Includes amounts that were used to purchase stock pursuant to the Company's Non-Employee Director Stock in Lieu of Cash Retainer Plan.

(2)
Represents the total grant date fair value of stock awards on the date of the award. The fair values of these awards were based on the average closing bid and ask price of the Company's common stock as reported on the Nasdaq Global Market on the date of grant.

(3)
Mr. Smith served as Executive Chairman of the Board and Chief Financial Officer until his retirement in March 2013. The Company entered into a five-year consulting agreement with Mr. Smith effective upon his retirement pursuant to which Mr. Smith will receive an annual consulting fee, paid monthly, and will be available to work part time as an independent contractor on assignments as requested by the Chief Executive Officer and agreed upon by Mr. Smith.

        The aggregate number of unvested stock awards outstanding for each non-employee director as of December 31, 2014 is shown below:

Number of Shares
Name	Unvested Stock Awards
Richard D. Federico	9,368
S. R. (Rollie) Heath, Jr.	7,807
Gerald J. (Bud) Laber	8,473
Richard D. Smith	14,473
James J. Tanous	4,355
Michael R. Winter	2,928

Director Stock Ownership Policy

        The Board of Directors believes it is generally desirable for directors to own shares of the Company's stock. By becoming equity owners, the outside directors assume a personal stake in the success or failure of the Company and it aligns their financial interests with the long-term shareholders of the Company. Pursuant to the Director Stock Ownership Policy, which was adopted in 2010 and revised in 2014, non-employee directors are required to make a minimum investment in Company stock equal to three times the annual cash and stock retainer (the "Guideline Investment"). Each non-employee director is allowed a grace period to meet the Guideline Investment in full, from the date of initial election or appointment to the Board through the fifth anniversary of such election or appointment. The Company has a Non-Employee Director Stock in Lieu of Cash Retainer Plan. Pursuant to the Plan, each non-employee director may elect to forego receipt of all or a portion of the cash retainer in exchange for newly issued common stock, however, until the Guideline Investment is achieved, directors must utilize 50% of the cash retainer to purchase Company stock and such stock, along with stock grants received from the Company, will be used to reach the Guideline Investment.

PROPOSALS TO BE VOTED ON

Proposal 1—Election of Directors

        Our Articles of Incorporation and Bylaws provide for a Board consisting of not less than three and not more than nine persons, as such number is determined by the Board of Directors, all of whom will be elected annually to serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until the Director resigns or is otherwise removed.

        Our Board of Directors currently consists of Richard D. Federico, S.R. (Rollie) Heath, Jr., Gerald J. (Bud) Laber, Richard D. Smith, James J. Tanous, Richard S. Warzala and Michael R. Winter. Mr. Heath has indicated that he will not be standing for re-election at the Annual Meeting. In accordance with the Bylaws of the Company, the Board of Directors has fixed the number of directors to be elected at the Annual Meeting to seven directors. The affirmative vote of a majority of the votes cast is required for the election of directors. Unless instructed otherwise, it is intended that the shares represented by proxy at the Annual Meeting will be voted in favor of the seven nominees named below, each of whom was nominated by the Board based on the recommendation of our Governance and Nominating Committee. Each nominee is an incumbent director standing for re-election with the exception of Alexis P. Michas, and all nominees have agreed to serve if elected.

        If, at the time of the Annual Meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

        Information regarding the director nominees can be found under "Corporate Governance and Board Matters—Director Qualifications and Biographical Information."

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

Proposal 2—Advisory Vote on Executive Compensation

        Shareholders are being asked to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers, as disclosed in this proxy statement in accordance with Securities and Exchange Commission rules. This proposal, commonly known as a "Say-on-Pay" proposal, gives you, as a shareholder, the opportunity to express your views on our Named Executive Officers' compensation. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our Named Executive Officers described in this proxy statement.

        As described in detail under the heading "Compensation Discussion and Analysis," our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our Named Executive Officers are rewarded for the achievement of our shorter-term and longer-term financial and strategic goals and for driving corporate performance. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our shareholders.

        You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and procedures described in this Proxy Statement.

        Our Board of Directors is asking shareholders to vote on the following resolution at the Meeting:

  RESOLVED, that Allied Motion Technologies Inc.'s shareholders approve, on an advisory basis, the compensation paid to the Named Executive Officers, as disclosed under SEC rules, including the Compensation Discussion and Analysis, the compensation tables and related material included in this Proxy Statement.

        This vote on the Named Executive Officer compensation is advisory, and therefore will not be binding on the Company and will not affect any existing compensation or award programs. However, we value the opinions expressed by our shareholders and the Board of Directors and the Compensation Committee expect to consider the outcome of the vote, along with other relevant factors, when considering future compensation programs.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE FOREGOING RESOLUTION. UNLESS OTHERWISE INSTRUCTED, PROXIES WILL BE VOTED "FOR" THE APPROVAL.

Proposal 3—Advisory Vote on the Ratification of Independent Registered Public Accounting Firm

        The Audit Committee has appointed EKS&H to act as auditors for the fiscal year ending December 31, 2015. EKS&H has served as the independent registered public accounting firm for the Company since 2006. Representatives of EKS&H are expected to be present at the Annual Meeting.

        The "Audit Committee Matters" section of this Proxy Statement contains additional information regarding the independent auditors, including a description of the Audit Committee's Policy for Pre-Approval of Audit and Permitted Non-Audit Services and a summary of Auditor Fees and Services.

        At the Annual Meeting, the shareholders will be asked to ratify the selection of EKS&H as the Company's independent registered public accounting firm. Pursuant to the Rules and Regulations of the Securities and Exchange Commission, the Audit Committee has the direct responsibility to appoint, retain, fix the compensation and oversee the work of the Company's independent registered public accounting firm. Consequently, the Audit Committee will consider the results of the shareholder vote on ratification, but will exercise its judgment, consistent with its primary responsibility, on the appointment and retention of the Company's independent auditors.

        The affirmative vote of a majority of the votes cast on the proposal, assuming a quorum is present at the Meeting, is required to ratify the appointment of EKS&H LLLP as the Company's independent public accounting firm for 2015.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION. UNLESS OTHERWISE INSTRUCTED, PROXIES WILL BE VOTED "FOR" THE RATIFICATION.

 EXECUTIVE OFFICERS

        The following provides certain information regarding our executive officers. Each individual's name and position with the Company is indicated. In addition, the principal occupation and business experience for the past five years is provided for each executive officer. There are no family relationships between any of our directors or executive officers.

        Richard S. Warzala, age 61—Mr. Warzala has served as director of the Company since August 2006 and as Chairman of the Board since February 2014. Mr. Warzala joined Allied Motion as President and Chief Operating Officer in May 2002 and was appointed President and Chief Executive Officer in May 2009. Prior to joining Allied Motion, Mr. Warzala was President of the Motion Components Group of Danaher Corporation and held various positions at American Precision Industries Inc., including Corporate Vice President and President of its API Motion Division.

        Robert P. Maida, age 50—Mr. Maida was named Chief Financial Officer effective December 1, 2012. Prior to joining Allied Motion he worked for over two years as the Director of Finance for Avox Systems, Inc., a subsidiary of Zodiac Aerospace. For the ten years prior to that, Mr. Maida held several positions with API Motion / Danaher Motion where he progressed to the position of Director of Finance for the Applied Products Group of Danaher Motion, a subsidiary of Danaher Corporation. Prior to that, he was the Vice President of Finance for Great Lakes Industries, Inc. and the Director of Finance of BRC, a division of Bryce Corporation. After Mr. Maida graduated from the State University of New York at Buffalo with a Bachelor of Science degree in Business Administration, he was a Certified Public Accountant for Dopkins & Company in Buffalo for just under four years.

        Kenneth R. Wyman, age 72—Mr. Wyman was named Vice President of Marketing of the Company in February 2003. He was designated as an executive officer in February 2005. From 2000 to 2002, he was Vice President of Marketing for the Motion Components Group of Danaher Corporation. In 1995, Mr. Wyman joined API Motion as Director of Marketing, and later was named Vice President of Marketing.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview of Compensation Program

        The Compensation Committee of the Board, which is comprised of independent directors, establishes the Company's compensation philosophy. The Committee operates under a written charter adopted by the Board, a copy of which is available on the Company's website at www.alliedmotion.com. The Committee ensures that the total compensation of the Company's executive officers and other key management is fair, reasonable and competitive. The Committee annually evaluates the performance of the Company's Chief Executive Officer based upon a mix of the achievement of corporate goals and individual performance and makes recommendations to the Board concerning compensation and benefits for executive officers and other key management. All compensation for these individuals is approved by the Board.

        The Committee meets with Mr. Warzala, the Company's Chief Executive Officer and President, to obtain his recommendations with respect to key management compensation programs and practices, base salaries, incentive plan targets and equity awards. The Committee considers, but is not bound to accept management's recommendations. The Committee discusses Mr. Warzala's compensation with him, but makes decisions and Board recommendations without him present.

        The Committee has authorized Mr. Warzala to make salary adjustments for all employees other than executive officers and other key management.

        The Committee makes recommendations to the Board for equity based awards and these awards are approved by the Board. However, the Committee has delegated to Mr. Warzala the authority to make restricted stock awards to employees other than executive officers or key management, not to exceed 10,000 shares in the aggregate. Such awards made by Mr. Warzala are generally intended to be used for recruiting and employee promotion purposes.

        The Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities. During 2014, the Company did not engage any outside advisors.

Compensation Philosophy

        The primary goals of the Company's compensation policies for the executive officers and other key management are as follows:

  •
  To provide total compensation opportunities for executive officers and other key management which are sufficient to attract and retain individuals whose talents and abilities allow the Company to accomplish its strategies.

  •
  To align the interests of management with shareholders through the use of incentive compensation directly related to corporate performance and through the use of stock-based incentives that result in increased Common Stock ownership by management.

Consideration of Most Recent Say on Pay Vote

        At the annual meeting of shareholders on May 13, 2014, over 98% of the shares voted were voted in support of the compensation of our Named Officers, as discussed and disclosed in the 2014 proxy statement. In considering the results of this most recent advisory vote on executive compensation, the Committee concluded that the compensation paid to our executive officers and the Company's overall pay practices have strong shareholder support and no significant changes were made.

        The Committee recognizes that executive pay practices and notions of sound governance principles continue to evolve. Consequently, the Committee resolved to engage a consultant to advise it with respect to compensation (base and total compensation) during 2015. Please refer to "Stockholder Communication with the Board" above for information about communicating with the Board.

Elements of Compensation

        The key elements of executive compensation are

  •
  Base Compensation

  •
  Annual Cash Incentive Compensation

  •
  Equity Incentive Compensation

  •
  Deferred Compensation Plan benefits

        Base Compensation.    Base compensation is comprised of the annual salary and is set at levels sufficient to attract and retain executives. In determining Mr. Warzala's base compensation, the Committee reviews market data and performance during the previous year as well as goals and objectives for the current year. In determining other base compensation levels, the Committee relies primarily on the evaluation and recommendation by Mr. Warzala of each key manager's performance during the prior year and responsibilities for the current year. During the review of base compensation, the Committee also considers the executive's or manager's qualifications and experience, scope of responsibilities and future potential, the goals and objective established for the individual, his or her past performance and competitive compensation practices both internally and externally.

        Annual Cash Incentive Plan.    The annual incentive plan is a pay-for-performance cash award plan generally available to all employees of the Company and aligns the interests of executives and employees with those of the Company's shareholders. The plan promotes a culture of high performance and ownership by employees in which employees are rewarded for improving profitability, achieving operating efficiencies and reducing costs. Awards under the plan are based on the actual Economic Value Added (EVA) achieved as compared against a threshold and target EVA performance goals established for each year by the Board of Directors. EVA is net operating profit after taxes, as defined, less a cost of capital charge. If the target EVA is achieved, then the target bonus is paid. If the actual EVA achieved falls between the threshold and the target EVA performance goals, the annual cash incentive plan award equals the target amount multiplied by the prorata percent of the EVA target achieved (0% to 100% of the target bonus amount). If the actual EVA achieved is greater than the target EVA performance goal, then the annual cash incentive plan award will be greater than 100% of the target amount with the total award being a certain prorata percent of the incremental EVA achieved above the target EVA.

        For 2014, the annual cash incentive target as a percentage of the actual salary earned for the year was set as follows: Mr. Warzala (70%), Mr. Maida (40%) and Mr. Wyman (30%). The Company's

actual EVA exceeded the target EVA performance goals specified at the beginning of 2014. Applying the pre-established bonus formula to the financial performance resulted in annual cash incentive plan payments to the executive officers equal to 216% of target bonus levels, as set forth in the Summary Compensation Table under the heading Non-Equity Incentive Plan Compensation.

        Equity Incentive Compensation.    The equity incentive compensation program is comprised of restricted stock awards that are (i) time-based and will vest, assuming continued employment, over a three-year period from the date of grant, (ii) earned upon achievement of certain short-term, annually determined performance criteria (STIP) and (iii) earned upon achievement of longer-term performance goals (LTIP).

            (i)  Time-Based Awards. The annual time-based restricted stock awards for the Chief Executive Officer and the Chief Financial Officer are equal to a percentage of the officer's then annual salary divided by the share price (average of bid and ask) on the day of the first meeting of the Board of Directors that year ("First BOD meeting"). In February 2014, the Compensation Committee granted Mr. Warzala 12,975 shares of time-based restricted stock (33.3% of annual salary) and Mr. Maida 2,720 shares of time-based restricted stock (16.0% of annual salary). The Compensation Committee also made an award of time-based restricted stock to Mr. Wyman (900 shares). The time-based shares will vest 1/3 on each of March 31, 2015, 2016, and 2017.

           (ii)  Short-Term Equity Incentive Program (STIP). The STIP is a pay-for-performance incentive program under which restricted stock is awarded annually and earned upon the achievement of certain annually determined performance criteria. The Compensation Committee uses adjusted EBITDA as the performance criteria under the STIP and measures the Company's results against threshold, target and high performance measures. The STIP target is equal to the weighted average of the combined EBITDA of the Company and Globe Motors, Inc., adjusted to account for business development costs relating to the Globe Motors acquisition, for the immediately preceding three year period. The STIP threshold is 95% of target and the STIP high performance measure is 105% of target. If the STIP high performance measure is achieved or exceeded, then all of the STIP shares will be earned. If the Company's actual results are less than the STIP high performance measure but greater than the STIP threshold, then the STIP shares will be earned on a prorata basis. If the Company's actual results are less than the STIP threshold, then no STIP shares will be earned. Any unearned STIP shares will be forfeited and returned to the Stock Incentive Plan and be available for future awards. Once earned, the STIP shares will vest 1/3 on the date of the first BOD meeting following the year the shares are earned, and the remainder will vest annually over the following two years. The Board of Directors may change the terms of the STIP at any time taking into consideration the relationship of the incentive pay earned to the increase in profitability achieved for any period.

          The annual STIP awards for the Chief Executive Officer and the Chief Financial Officer are equal to a percentage of the officer's then annual salary divided by the share price (average of bid and ask) on the day of the First BOD meeting. In February 2014, the Compensation Committee approved the award of 25,951 STIP shares for Mr. Warzala (66.6% of annual salary), and 1,360 shares for Mr. Maida (8.0% of annual salary). The Compensation Committee also made an award of 1,500 shares for Mr. Wyman. The STIP awards are each in the form of restricted stock. The performance targets established for the STIP were met during 2014 and 100% of each officers' STIP shares were earned.

          (iii)  Long-Term Equity Incentive Program (LTIP). The LTIP applicable for 2014 was initially implemented in 2013 as a five year pay-for-performance incentive program under which the CEO and CFO will earn shares based upon the achievement of an increase in sales over a specified period. The sales target to be achieved over the initial five year period ending December 31, 2017 is $250 million ("Sales Target"), an increase in sales of approximately $148 million over the base sales of approximately $102 million in 2012, and can be achieved in two ways—organic sales growth and acquired sales (defined as the actual sales achieved by any company or business unit acquired by Allied Motion for the trailing twelve months immediately preceding the closing date of such acquisition).

        The target incentive compensation to be paid upon the achievement of the Sales Target is the award of the number of shares that equals $2,050,000 for the CEO (500% of annual salary at the beginning of the performance period) and $210,000 for the CFO (120% of annual salary at the beginning of the performance period), paid on a prorata basis as all or a portion of the Sales Target is achieved during the performance period. Accordingly, for every million dollar increase in sales in any year during the performance period, the CEO will earn shares of stock with a value equal to approximately $13,848 and the CFO will earn shares of stock with a value equal to approximately $1,419. The LTIP performance criteria for organic sales growth is measured after the end of each year of the performance period at the First BOD Meeting and the number of shares earned will be calculated based on the stock price (average of bid and ask) as measured at the beginning of the previous year (or for 2013, the date the LTIP was adopted). The LTIP shares that are earned based on actual organic sales growth will vest 1/3 on the date of the first BOD meeting following the year the shares are earned, and the remainder will vest annually over the following two years. The LTIP performance criteria for acquired sales is measured as of the closing date for an acquisition during the performance period and the number of shares earned will be calculated based on the stock price (average of bid and ask) as measured at the beginning of the year (or for 2013, the date the LTIP was adopted). The LTIP shares that are earned based on acquired sales will vest annually (1/5 each year) over the following five years. When calculating the increase in sales, the Company will make appropriate adjustments to account for any acquired sales for which a LTIP payment has been paid. If the recipient's employment with the Company is terminated due to cause or voluntary resignation, any unvested LTIP shares will be forfeited.

        For 2014, Messrs. Warzala and Maida earned 32,404 and 3,319 LTIP shares, respectively based on the Company's organic sales growth for 2014. These LTIP shares vested 1/3 on the First BOD meeting in 2015 and the remainder will vest 1/3 on each of March 31, 2016 and 2017. Messrs. Warzala and Maida each previously earned approximately 80% of the total LTIP target compensation that was eligible to be paid over the five-year LTIP performance period, primarily as a result of the closing of the Company's acquisition of Globe Motors, Inc.

        Deferred Compensation (DCP).    The Company maintains a Deferred Compensation Plan which provides eligible key employees with the opportunity to defer the receipt of base compensation, bonuses, or a combination thereof, receive an allocation of any discretionary amount contributed to the Plan by the Company and receive an allocation of any performance based contributions by the Company. During 2014, no participants elected to defer any compensation under the Plan.

        In accordance with Mr. Warzala's employment agreement, the Company will make a supplemental retirement contribution, under the discretionary contribution provisions of the DCP, of $153,856 each May beginning in 2011 and ending in 2017. The terms of the contribution are further discussed below under the heading Chief Executive Officer Employment Agreement—Nonqualified Deferred Compensation.

        Under the DCP, Mr. Warzala will also receive an annual performance based contribution to his deferred compensation account based on the achievement of a minimum return on equity (the "DCP Performance Target") determined each year by the Board of Directors within 90 days of the beginning of the performance period. If the DCP Performance Target is achieved, an amount equal to 12.5% of the excess over the DCP Performance Target is contributed to Mr. Warzala's deferred compensation account, provided that performance contribution will be capped at an amount that is equal to one times Mr. Warzala's base compensation in any given year. The DCP performance target was set at 12.0% return on equity for 2014 and such performance target was achieved. Accordingly, a performance contribution of $430,833 was contributed to the Plan for Mr. Warzala.

Perquisites and Other Benefits

        The Company provides executive officers with perquisites and other benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program. The Committee periodically reviews the levels of perquisites and other benefits provided to executive officers. Mr. Warzala is provided with exclusive use of a company automobile, reimbursement for personal financial planning up to $5,000 annually and with $500,000 of life insurance plus a $10,000 annual payment to be used to purchase additional life insurance for which the executive may designate the beneficiaries.

        The Company generally provides employees with medical, life and disability insurance benefits. All employees in the United States are eligible to participate in the Company's 401(k) Plan to which employees are able to contribute the lesser of up to 60% of their annual salary or the limit prescribed by the Internal Revenue Service. The Company matches 100% of the first 3% plus 50% of the next 2% of eligible compensation that is contributed to the Plan. All employee deferral contributions are fully vested upon contribution. Company matching contributions are fully vested after completion of one year of service with the Company. All employees in the United States who are not part of collective bargaining agreements are also participants in the Employee Stock Ownership Plan. Contributions to the Plan are based on a percentage of the Company's income, as determined and defined by the board of directors, and are made in newly issued shares of the Company's common stock.

Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain Named Executive Officers, unless the compensation is performance based and satisfies other conditions. The Company's policy is to maximize the deductibility of compensation but does not preclude awards or payments that are not fully deductible if, in our judgment, such awards and payments are necessary to achieve our compensation objectives and to protect shareholder interests.

Chief Executive Officer Employment Agreement

        The Company has an employment agreement with Richard S. Warzala, President, Chief Executive Officer and Chairman of the Board. The Agreement continues on a year-to-year basis unless the Company or the officer gives termination notice at least 60 days prior to expiration of the term. The Agreement contains the provisions outlined below.

        Base Salary.    The Agreement provides an annual base salary that may be reviewed annually for increase on a merit basis. Mr. Warzala's salary was increased to $475,000 effective March 1, 2015.

        Annual Incentive Bonus.    Annual incentive bonuses are paid based on achieving performance criteria recommended annually by the Compensation Committee and approved by the Board of Directors within ninety days of the beginning of the performance period. The performance criteria will recognize the overall financial performance of the Company and the improvements made in financial results. Mr. Warzala participates in the Company's annual incentive plan which is described above under the heading Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Plan.

        Equity Incentive Compensation.    The Company utilizes stock based awards for short- and long-term incentives. In making its determination regarding the grant of stock based awards, the Board considers, among other things, the Employee's responsibilities and efforts and performance in relation to the business plan and forecast, the relationship between the benefits of restricted stock and improving shareholder value, the development and performance of the Company's products in the marketplace and an increase in the trading price per share of the Company's Common Stock. The Board also considers customary business practices and Short- and Long-Term Incentive Plan benefits granted in comparison to such benefits provided to other executives in similar positions. A discussion of Mr. Warzala's short-term and long-term equity incentive awards is set forth above under the heading Compensation Discussion and Analysis—Elements of Compensation—Equity Incentive Compensation.

        Nonqualified Deferred Compensation.    Effective May 31, 2011 Mr. Warzala's employment agreement was amended to add supplemental retirement contributions. Under this amendment, the Company will make an annual contribution of $153,856 each May beginning in 2011 and ending in 2017. These contributions are guaranteed provided Mr. Warzala does not voluntarily terminate his employment and will be payable if his employment is terminated due to Employee's death, Disability, involuntary termination by the Company without Cause, or at any time and for good reason after a Change in Control. The contributions will be treated as Discretionary Contributions under the Deferred Compensation Plan.

        Other Provisions.    Mr. Warzala participates in other benefits and perquisites as are generally provided by the Company to its employees. In addition, the Company provides Mr. Warzala with an automobile, personal financial planning, an annual physical examination and with life insurance for which the executive may designate the beneficiaries.

        In the event of termination pursuant to a change in control, the Agreements provide for continuation of salary, insurance benefits and other bonus prorations or settlements as outlined below.

        Retirement.    Payments upon retirement will be made pursuant to a retirement arrangement established with the Named Officer's consent, which may provide for the settlement of the Annual Incentive Bonus for the current year.

        Termination for Cause.    Termination for cause payments include salary continuation through the date of termination and benefit continuation until the end of the termination month.

        Death.    Upon death, salary continues to the end of the month containing the date of death and for three months following. Any proration of the Annual Incentive Bonus is at the Board of Directors' discretion.

        Disability.    In the case of disability, salary is continued until the end of the term of the employment agreement, as adjusted for any compensation payable under any Company paid disability plan, or until long term disability insurance becomes effective. Benefits are continued as generally provided by the Company to its employees in accordance with the Company's disability plan. Any proration of the Annual Incentive Bonus is at the Board of Directors' discretion.

        Involuntary Termination for other than Cause, Retirement, Death or Disability.    Involuntary termination payments include salary continuation through the end of the termination month and for twelve months following termination. For one year following the termination, medical, dental, long-term disability and life insurance benefits equal to the coverage provided to the employee at the time of termination are provided. An amount equal to 90% of the base salary at time of termination is to be paid in lieu of the annual bonus and an equity award is granted at the discretion of the Board for the fiscal year in which employment is terminated.

Report of the Compensation Committee

        The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

        The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:
THE COMPENSATION COMMITTEE
Richard D. Federico, Chairman S.R. (Rollie) Heath, Jr. Gerald J. Laber

Summary Compensation Table

        The following table presents information relating to total compensation of the Executive Officers of the Company (the "Named Executive Officers") for the fiscal years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)		All Other Compensation		Total
Richard S. Warzala	2014	$430,833	$936,224	$1,083,570	(3)	$217,065	(4)	$2,667,693
President and Chief	2013	$406,000	$2,263,951	$240,329		$203,137		$3,113,417
Executive Officer	2012	$380,000	$213,900	$373,148		$203,925		$1,170,973
Robert P. Maida	2014	$187,500	$45,614	$162,328		$22,819	(5)	$418,261
Chief Financial Officer	2013	$175,000	$274,251	$63,748		$9,572		$522,570
	2012	$43,750	$38,940	$16,777		$2,704		$102,171
Kenneth R. Wyman	2014	$155,500	$26,832	$60,365		$17,942	(6)	$260,638
Vice President of	2013	$152,500	$35,150	$34,720		$10,997		$233,367
Marketing	2012	$149,167	$35,650	$42,902		$13,023		$240,742

(1)
Represents the total grant date fair value of stock awards on the date of the award. The awards consist of restricted shares with performance and/or service based vesting conditions. The fair values of these awards were based on the average closing bid and ask price of the Company's common stock as reported on the Nasdaq Global Market on the date of grant.

(2)
Non-Equity Incentive Plan Compensation for 2014 represents an amount paid pursuant to the Annual Incentive Bonus Plan, which is generally available to all employees of the Company and is payable based upon the achievement of Company performance goals established by the Board of Directors.

(3)
Non-Equity Incentive Plan Compensation for Mr. Warzala for 2014 includes a performance incentive contribution to the Deferred Compensation Plan of $430,833.

(4)
All Other Compensation for Mr. Warzala for 2014 includes (a) the Company's contribution of $28,197 to the Company's 401(k) Plan and Employee Stock Ownership Plan, (b) Company paid life insurance premiums of $24,500, (c) contribution under the Deferred Compensation Plan of $153,856 to provide Mr. Warzala supplemental retirement benefit, and (d) financial planning services of $3,150 and (e) fair value of personal use of Company provided automobile of $7,362, as determined with reference to IRS regulations.

(5)
All Other Compensation for Mr. Maida for 2014 includes the Company's contribution of $22,819 to the Company's 401(k) Plan and Employee Stock Ownership Plan.

(6)
All Other Compensation for Mr. Wyman for 2014 includes the Company's contribution of $17,942 to the Company's 401(k) Plan and Employee Stock Ownership Plan.

Grants of Plan-Based Awards in 2014

        The following table summarizes the grants of plan-based awards to each of the Named Executive Officers during fiscal year 2014.

		Estimated Possible Payout under Non-Equity Incentive Plan Awards(1)
			Estimated Possible Payouts Under Equity Incentive Plan Awards
						Grant Date Fair Value of Stock Awards(5) Total
Name	Grant Date	Target ($)	Target (#)	Maximum (#)	All Other Stock Awards (#)
Richard S. Warzala
Cash Incentive Plan	2/15/2014	$304,500	—	—	—	—
STIP(2)	2/15/2014	—	12,976	25,951	—	$290,132
LTIP(3)	2/15/2014	—	32,596	36,840	—	$411,871
LTIP(4)	2/15/2014	—	—	—	7,975	$89,161
Time Based Awards(5)	2/15/2014	—	—	—	12,975	$145,061
Robert P. Maida
Cash Incentive Plan	2/15/2014	$76,000	—	—	—	—
STIP(2)	2/15/2014	—	680	1,360	—	$15,205
Time Based Awards(5)	2/15/2014	—	—	—	2,720	$30,410
Kenneth R. Wyman
Cash Incentive Plan	2/15/2014	$46,950	—	—	—	—
STIP(2)	2/15/2014	—	750	1,500	—	$16,770
Time Based Awards(5)	2/15/2014	—	—	—	900	$10,062

(1)
As further explained in Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Plan, the executive officers were eligible for a possible cash incentive award for 2014 pursuant to the Annual Cash Incentive Plan based on corporate performance. The table reflects the possible target incentive awards based on corporate performance. The target incentive is a percentage of the actual salary earned for the year and was set as follows: Mr. Warzala (70%), Mr. Maida (40%) and Mr. Wyman (30%). There is no threshold or maximum amount under the Plan. The actual amount earned by each Named Executive Officer in 2014 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)
As further explained in Compensation Discussion and Analysis—Elements of Compensation—Equity Incentive Compensation—Short-Term Equity Incentive Program above, the executive officers were eligible for restricted stock incentive performance based equity awards based on achievement of annual performance goals for 2014. If the threshold performance goals are not met, then 0% of the shares will be earned. If the target performance goals are met, approximately 50% of the STIP shares will be earned. If the maximum performance goals are met, 100% of the shares will be earned. For 2014, the maximum performance goal was met and the share award amount earned vested 1/3 on March 4, 2015 and the remainder will vest 1/3 on each of March 31, 2016 and 2017, subject to continued employment.

(3)
As further explained in Compensation Discussion and Analysis—Elements of Compensation—Equity Incentive Compensation—Long-Term Incentive Program above, the executive officers were eligible for restricted stock incentive performance based equity awards based on achievement of longer term performance goals for 2013 through 2017. All or a portion of the performance shares will be earned if the performance goal is met for any year in the five year period ending December 31, 2017. For 2014, a portion of the performance goal was met and the share award amount earned vested 1/3 on March 4, 2015 and the remainder will vest 1/3 on each of March 31, 2016 and March 31, 2017 subject to continued employment. 4,436 shares remain available to be earned in future years under the LTIP.

(4)
Grant of restricted stock in connection with the satisfaction of LTIP performance goals for 2013.

(5)
Consists of Time Based stock awards that will vest in three equal annual installments beginning in March 2015.

(6)
Represents the total grant date fair value of stock awards on the date of the award. The fair values of these awards are based on the average closing bid and ask price of the Company's common stock as reported on the Nasdaq Global Market on the date of grant.

Outstanding Equity Awards at 2014 Fiscal Year End

        The following table shows all outstanding equity awards held by the Named Executive Officers as of December 31, 2014.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Richard S. Warzala	293,217	(2)	$6,946,311	4,436	$105,089
Robert P. Maida	33,583	(4)	$795,581	1,871	$44,324
Kenneth R. Wyman	7,399	(5)	$175,282	—	—

(1)
Value is based on the closing price of the Company's common stock of $23.69 on December 31, 2014, as reported on the Nasdaq Global Market.

(2)
Includes 58,355 shares of restricted stock that were earned based on achievement of performance goals for 2014, of which 19,453 shares vested on March 4, 2015 and 10,000 shares of restricted stock that were earned in 2014 based on achievement of performance goals under the 2012 LTIP, all of which vested on March 4, 2015. With respect to time based awards, including performance based awards that were previously earned but remain subject to time based vesting, 21,843 shares vested on March 31, 2015; 45,047 vest on October 18, 2015; 18,509 shares vest on March 31, 2016; 45,046 shares vest on October 18, 2016; 4,325 shares vest on March 31, 2017; and 45,046 shares vest on each of October 18, 2017 and 2018, in each case subject to continued employment.

(3)
Comprised of shares of restricted stock that are subject to future performance goals under the Company's Long-Term Incentive Plan.

(4)
Includes 4,679 shares of restricted stock that were earned based on achievement of performance goals for 2014, of which 1,560 shares vested on March 4, 2015. With respect to time based awards, including performance based awards that were previously earned but remain subject to time based vesting, 4,770 shares vested on March 31, 2015; 4,615 vest on October 18, 2015; 4,770 shares vest on March 31, 2016; 4,615 shares vest on October 18, 2016; 906 shares vest on March 31, 2017; and 4,614 shares vest on each of October 18, 2017 and 2018, in each case subject to continued employment.

(5)
Includes 1,500 shares of restricted stock that were earned based on achievement of performance goals for 2014, of which 500 shares vested on March 4, 2015. With respect to time based awards, including performance based awards that were previously earned but remain subject to time based vesting, 3,633 shares vested on March 31, 2015; 1,966 shares vest on March 31, 2016; and 300 shares vest on March 31, 2017, in each case subject to continued employment.

Option Exercises and Stock Vested in 2014

        The following table provides information regarding restricted stock awards that vested during 2014 for each of the Named Officers. No options were exercised by the Named Officers in 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard S. Warzala	65,899	$830,981
Robert P. Maida	8,481	$105,504
Kenneth R. Wyman	4,667	$54,604

Potential Payments upon Termination or Change in Control

Employment Agreement

        The Company has an employment agreement with Richard S. Warzala, President, Chief Executive Officer and Chairman of the Board. The terms of this agreement are described in detail beginning on page 4 under the caption "Chief Executive Officer Employment Agreement".

        The following table shows potential payouts under the Mr. Warzala's Employment Agreement assuming that employment was terminated in each situation listed in the table and that termination occurred on the last business day of 2014. The Agreement provides that upon termination of employment due to the executive's retirement, payments would be made in accordance with any retirement arrangement established with the executive's consent including the settlement of any annual bonus amounts for the year the retirement becomes effective. Upon a change in control of the Company, the executive would be entitled to payments and benefits under the change in control agreement discussed below and such payments are not to be duplicated by any requirements of the Employment Agreement.

Benefits and Payments	Voluntary Resignation(1)	Involuntary Termination with Cause		Involuntary Termination without Cause		Death or Disability
Compensation:
Severance Pay	$—	$—		$435,000	(2)	$108,750	(3)
Annual Bonus	—	$652,737	(4)	391,500	(5)	652,737	(4)
Deferred Compensation Plan Performance Contribution(6)		430,833		430,833		430,833
Deferred Compensation Plan Discretionary Contribution(7)	—	—		461,568		461,568
Long Term Incentive Payout(8)	—	—		1,010,791		1,010,791
Accelerated Vesting of Time-based Equity Awards(9)	—	—		—		5,974,451
Benefits:
Healthcare and other Insurance Benefits	—	—		42,014	(10)	—	(11)

Total	$—	$1,083,570		$2,771,706		$8,639,130

(1)
Termination due to resignation does not affect the Company's obligation to make all payments to the executive which were fixed and determined prior to the effective date of termination.

(2)
Represents 12 months Base Salary continuation after the month of termination.

(3)
Represents 3 months Base Salary continuation after the month of termination. For Disability, the Company shall continue the executive's salary (adjusted for any compensation payable to him under any Company paid disability plan during such period) for the greater of (x) the remaining term of the Agreement or (y) until long term disability insurance coverage becomes effective.

(4)
Represents the estimated incentive compensation under the Company's Annual Cash Incentive Plan.

(5)
Represents 0.9 times Base Salary for the year in which the termination date occurs.

(6)
Represents the lump-sum payment of the current year Deferred Compensation Plan performance based award.

(7)
Represents the acceleration of discretionary supplemental retirement contributions to the Deferred Compensation Plan.

(8)
Represents the Long Term Incentive Payouts earned in the year in which the termination date occurs. The calculation is based upon 32,404 shares earned for 2014 and 10,000 shares earned in 2014 under the 2012 LTIP times the closing price of the Company's common stock of $23.69 on December 31, 2014, as reported on the Nasdaq Global Market, plus accrued dividends.

(9)
Represents the acceleration of all time-based stock awards, including performance-based awards that were previously earned but remain subject to time-based vesting at the date of termination, based on our closing stock price of $23.69 per share as of December 31, 2014, plus accrued dividends.

(10)
Represents the estimated incremental cost to the Company for one year of health, dental, long-term disability and life insurance coverages based on the coverage that existed at the date of termination.

(11)
For Disability, the Company shall continue the same coverage under medical, dental, long-term disability and life insurance for the greater of (x) the remaining term of the Agreement or (y) until long term disability insurance coverage becomes effective.

Change in Control Agreements.

        The Company has also entered into separate agreements with Messrs. Warzala and Maida that provide for certain payments upon termination of employment resulting within 90 days prior to or 24 months following a change in control of the Company. The agreements are extended automatically on January 1 of each year to a total term of two years, unless notice of non-renewal is given by the Company not later than the September 30 immediately preceding such January (meaning that notice must be given at least 15 months prior to termination). These agreements only provide benefits if there is both a change in control of the Company and termination of employment other than for cause. If the executive's employment is terminated by the Company, other than for death, disability or cause, or the executive terminates the agreement for good reason, in each case following a change in control, then the executive will be entitled to certain benefits to be paid in a lump sum in cash. The most significant components of those benefits are as follows:

  •
  A severance payment equal to a multiple (2.5 times for Mr. Warzala and 1.0 times for Mr. Maida) of the executive's annual base salary plus the highest amount paid or payable pursuant to the annual incentive plan applicable to the executive for any of the 3 prior fiscal years;

  •
  benefit payment equal to 25% of annual salary for 24 months to purchase healthcare and other insurance benefits;

  •
  prorata payment for the current year benefit pursuant to any annual or long-term incentive plan applicable to the executive for the year that includes the Date of Termination.

  •
  payment of all legal fees and expenses incurred as a result of termination; and

  •
  gross-up payment for all excise taxes and related federal and state taxes so that the net payment equals the severance payment for Mr. Warzala.

        The following tables show potential payouts under the change of control agreements assuming that the employment of the executive was terminated in each situation listed in the table and that termination occurred on the last business day of 2014.

Richard S. Warzala

Benefits and Payments	Voluntary Resignation or Involuntary Termination with Cause	Voluntary Resignation with Good Reason or Termination Without Cause
Compensation:
Severance Pay(1)	$—	$1,688,323
Incentive Compensation(2)	—	652,737
Deferred Compensation Plan Performance Contribution(3)	—	1,106,425
Deferred Compensation Plan Discretionary Contribution(4)	—	461,568
Long Term Incentive Payout(5)		1,010,791
Accelerated Vesting of Time-based Equity Awards(6)		5,974,451
Benefits:
Healthcare and other Insurance Benefits(7)	—	217,500
Excise Tax Gross-Up(8)	—	1,800,187

Total	$—	$12,911,982

(1)
Represents lump sum severance payment equal to 2.5 times the sum of the Base Salary and the highest amount paid or payable pursuant to the Management Incentive Compensation Plan for any of the 3 fiscal years ending prior to the Date of Termination.

(2)
Represents the estimated incentive compensation under the Company's Annual Cash Incentive Plan.

(3)
Represents the lump-sum payment of the current year Deferred Compensation Plan performance based award plus a severance payment equal to the total of the previous three years performance awards under the Deferred Compensation Plan.

(4)
Represents the acceleration of discretionary supplemental retirement contributions to the Deferred Compensation Plan.

(5)
Represents the Long Term Incentive Payouts earned in the year in which the termination date occurs. The calculation is based upon 32,404 shares earned for 2014 and 10,000 shares earned for 2012 times the closing price of the Company's common stock of $23.69 on December 31, 2014, as reported on the Nasdaq Global Market, plus accrued dividends.

(6)
Represents the acceleration of all time-based stock awards, including performance-based awards that were previously earned but remain subject to time-based vesting at the date of termination, based on our closing stock price of $23.69 per share as of December 31, 2014, plus accrued dividends.

(7)
Represents 25% of Base Salary as of the Date of Termination for 24 months to assist in purchasing benefits.

(8)
Represents the estimated tax gross-up amount for the payments and benefits received under the change in control agreement.

Robert P. Maida

Benefits and Payments	Voluntary Resignation or Involuntary Termination with Cause	Voluntary Resignation with Good Reason or Termination Without Cause
Compensation:
Severance Pay(1)	$—	$253,748
Incentive Compensation(2)	—	162,328
Accelerated Vesting of Time-based Equity Awards(3)		800,979
Benefits:
Healthcare and other Insurance Benefits(4)	—	95,000

Total	$—	$1,312,055

(1)
Represents lump sum severance payment equal to 1.0 times the sum of the Base Salary and the highest amount paid or payable pursuant to the Employee Incentive Compensation Plan for any of the 3 fiscal years ending prior to the Date of Termination.

(2)
Represents the estimated incentive compensation under the Company's Annual Cash Incentive Plan.

(3)
Represents the acceleration of all time-based stock awards, including performance-based awards that were previously earned but remain subject to time-based vesting at the date of termination, based on our closing stock price of $23.69 per share as of December 31, 2014, plus accrued dividends.

(4)
Represents 25% of Base Salary as of the Date of Termination for 24 months to assist in purchasing benefits.

Definitions.

        Below is a description of the definitions and assumptions that were used in creating the change in control tables above.

        "Date of Termination" means (i) thirty days after providing the Notice of Termination for a termination for disability, or (ii) the date specified in the Notice of Termination for a termination for cause, good reason, death or retirement.

        "Notice of Termination" means a written notice that indicates the specific termination provision of the change of control agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination of employment under the provision indicated.

        "Base Salary" means an amount equal to the annual base salary in effect immediately prior to the Notice of Termination.

        A "Change in control of the Company" means any of the following: (i) a person (other than any officer or director) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 45% of the combined voting power of the Company's then outstanding securities; (ii) upon the first purchase of outstanding shares of the Company's outstanding common stock pursuant to a tender or exchange offer, with certain exceptions; (iii) a change in the composition of the Board of Directors such that the incumbent directors cease to constitute at least a majority of the Board during any period of two consecutive years (including, for purposes of computing a majority, those persons approved by a vote of at least two-thirds of the Company directors then still in office who either (1) were directors at the beginning of the period or (2) whose election or nomination for election was previously so approved); (iv) the shareholders of the Company approve a merger or consolidation of the Company, with certain exceptions; or (v) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (excluding a spinoff distribution to shareholders of all or part of the Company's equity interest in a subsidiary entity).

        A termination is for "Cause" if it is for any of the following reasons: (i) an act of dishonesty constituting a felony under the laws of the executive's domicile resulting or intending to result in gain or personal enrichment at the expense of the Company; (ii) the use of drugs or excessive and habitual use of alcohol either of which substantially affects the executive's ability to perform their duties with the Company; or (iii) continued unauthorized and significant absences from duty (with certain exceptions). Notwithstanding the foregoing, the executive will not be deemed to have been terminated for cause unless there is a resolution adopted by at least three-fourths of the full Board of Directors finding that in their good faith opinion the executive was guilty of conduct set forth above and specifying the particulars in detail.

        A termination is for "Good Reason" if it is within two years following any of the following events: (i) a change in the executive's title or corporation office that results in a material diminution of the executive's authority, duties or responsibilities; the assignment to the executive of any duties inconsistent with their status with the Company; or a substantial adverse alteration in the nature or status of the executive's responsibilities; (ii) the change of the principal business of the Company (as evidenced by certain conditions) to the extent that the change results in a material negative change to the executive's duties, conditions under which the duties are performed, or compensation; (iii) a reduction in annual base salary, without the executive's consent; (iv) the relocation of the executive's principal office to a location more than 50 miles from the location where such office is located immediately prior to the change in control of the Company; (v) the failure to pay within seven days, without the executive's consent, any portion of current compensation or installment of deferred compensation under any applicable deferred compensation program (with certain conditions); (vi) the failure to continue any compensation plan or equivalent plan in which the executive participated in immediately prior to a change in control (with certain conditions); (vii) the failure to provide the executive with benefits substantially similar to those provided at the time of the change in control of the Company, the taking of any action by the Company that would directly or indirectly materially reduce any of such benefits or deprive the executive of any material fringe benefit provided at the time of the change in control of the Company, or the failure by the Company to provide the number of paid vacation days the executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the change in control of the Company; (viii) a breach of duty; or (ix) any termination of employment without a Notice of Termination.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Change in Control Agreement

        The Company has entered into a change in control agreement with certain of the Company's executive officers. See "Potential Payments Upon Change in Control" above.

Related-Party Transactions Policies and Procedures.

        The Company's Board of Directors is responsible for the review, approval and ratification of transactions between the Company or any of its subsidiaries and a senior officer or director of the Company, members of their immediate family, a shareholder owning in excess of five percent of the Company or an entity which is owned or controlled by one of the foregoing. The Audit Committee assists the Board in exercising this authority by reviewing each such transaction and then reporting the results of its review to the Board with, if appropriate, a recommendation to approve, ratify or disallow such transaction.

OWNERSHIP OF COMPANY STOCK

Security Ownership of Certain Beneficial Owners

        To the best of our knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) beneficially owned, as of the Record Date, more than five percent of the shares of Common Stock outstanding, except as set forth in the following table.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned		Percent of Common Stock(1)
Richard S. Warzala	1,159,670	(2)	12.4%
495 Commerce Drive, Suite 3
Amherst, New York 14228
Juniper Public Fund, L.P.	712,080	(3)	7.7%
600 Madison Avenue, 16th Floor
New York, New York 10022
Richard D. Smith	612,334	(4)	6.6%
495 Commerce Drive, Suite 3
Amherst, New York 14228
Eugene E. Prince.	512,972	(5)	5.5%
7560 Panorama Drive
Boulder, Colorado 80303

(1)
The percentages are based upon 9,303,793 shares of Common Stock outstanding as of the Record Date.

(2)
Includes 300,987 shares of Common Stock granted as incentive restricted shares under the Company's stock incentive plans that have not yet vested. Includes 13,816 shares of Common Stock credited to the Company's Employee Stock Ownership Plan ("ESOP") account of Mr. Warzala and 83,506 shares of Common Stock held by Mr. Warzala's children. Except as set forth in this note (2), does not include shares held by the ESOP as to which Mr. Warzala serves as one of three trustees.

(3)
Based on a Statement on Schedule 13D/A filed with the Securities and Exchange Commission on August 30, 2013 by Juniper Public Fund, L.P., Juniper HF Investors II, LLC, Juniper Investment Company, LLC, Alexis P. Michas and John A. Bartholdson.

(4)
Includes 16,288 shares of Common Stock granted as incentive restricted shares under the Company's stock incentive plans that have not yet vested. Includes 558,350 shares of Common Stock held by Smith Family Trust, of which Mr. Smith is trustee. Includes 18,016 held by Mr. Smith's IRA and 900 shares held by Mr. Smith's wife's IRA.

(5)
Includes 44,400 shares of Common Stock held by the Prince Children's Trusts, of which Mr. Prince's wife is trustee and as to which Mr. Prince disclaims beneficial ownership.

Security Ownership of Management and Directors

        The following table sets forth certain information available to the Company with respect to shares of Common Stock owned by each director, each nominee for director, each executive officer and all directors, nominees and executive officers as a group, as of the Record Date:

	Amount and Nature of Beneficial Ownership
Name	Common Stock	Unvested Restricted Stock	Total Beneficial Ownership		Percentage of Common Stock(1)
Richard D. Federico	18,914	11,546	30,460		*
S. R. (Rollie) Heath, Jr.	27,107	9,622	36,729		*
Gerald J. (Bud) Laber.	19,501	10,288	29,789		*
Robert P. Maida.	11,853	35,454	47,307	(2)	*
Alexis P. Michas.	712,320	—	712,320	(3)	7.7%
Richard D. Smith	596,046	16,288	612,334	(4)	6.6%
James J. Tanous	—	6,170	6,170		*
Richard S. Warzala	858,663	300,987	1,159,670	(5)	12.4%
Michael R. Winter	—	4,743	4,743		*
Kenneth R. Wyman	33,163	9,066	42,229	(6)	*
Employee Stock Ownership Plan	395,817	—	395,817	(7)	4.3%
All directors, nominees and executive officers as a group	2,648,130	404,164	3,052,294		32.8%

*
Less than 1.0%.

(1)
The percentages are based upon 9,303,958 shares of Common Stock outstanding as of the Record Date.

(2)
Includes 479 shares of Common Stock credited to the ESOP account of Mr. Maida.

(3)
See note (3) under "Security Ownership of Certain Beneficial Owners." Also includes 240 shares owned by Mr. Michas' wife and children.

(4)
See note (4) under "Security Ownership of Certain Beneficial Owners."

(5)
See note (2) under "Security Ownership of Certain Beneficial Owners."

(6)
Includes 10,979 shares of Common Stock credited to the ESOP account of Mr. Wyman.

(7)
Messrs. Maida and Warzala are trustees of the ESOP and could be deemed to have shared investment power over those shares. The ESOP holds an aggregate of 395,817 shares of Common Stock, including 13,816 shares credited to the ESOP account of Mr. Warzala, 479 shares credited to the ESOP account of Mr. Maida and 10,979 shares credited to the ESOP account of Mr. Wyman previously reported in this table.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers and persons who own more than ten percent of the Company's Common Stock to report their ownership and any changes in that ownership to the Securities and Exchange Commission. The Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten percent beneficial owners were met for 2014, except for one filing for each of Messrs. Maida and Wyman, and two filings for each of Messrs. Federico, Heath and Warzala which were not timely made. All reports are current as of the date hereof.

AUDIT COMMITTEE MATTERS

Audit Committee Report

        The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

        Management is responsible for the Company's financial statements and reporting process. The Company's independent registered public accounting firm, EKS&H LLLP (EKS&H) is responsible for performing an independent audit of the Company's annual financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States)("PCAOB") and for issuing a report on those statements.

        As members of the Audit Committee, our work is guided by our Audit Committee Charter. The Charter is reviewed annually by the Board of Directors, and was revised March 4, 2015. The revised Charter is posted on the Company's website. We have completed all Charter tasks scheduled to be performed in 2014 prior to year-end and all Charter tasks scheduled to be performed in 2015 prior to the filing of this proxy statement. Our work included, among other procedures:

          (1)   We pre-approved audit and permitted non-audit services of the Company's independent auditors.

          (2)   We met with management and the independent auditors on a quarterly basis to discuss financial statements and related reports and to review significant accounting and reporting matters.

          (3)   We discussed with the independent auditors their independence and the matters required to be discussed by Statement on Auditing Standards 61, "Communications with Audit Committees," as amended. We received the written disclosures from the independent auditors required by PCAOB Rule 3526, "Communication with Audit Committees Concerning Independence."

          (4)   Prior to their publication, we reviewed and discussed with management and the independent auditors the Company's December 31, 2014, audited financial statements, the related audit report, and the applicable management's discussion and analysis.

        Based on the work referred to above, we recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

Submitted by:
THE AUDIT COMMITTEE
Gerald J. (Bud) Laber, Chairman James J. Tanous Michael R. Winter

Policy For Pre-Approval of Audit and Permitted Non-Audit Services

        The Audit Committee of the Board has adopted policies and procedures providing for the pre-approval of audit and non-audit services performed by the Company's independent registered public accounting firm. Pre-approval may be given as part of the Audit Committee's approval on the engagement of the independent auditor or on an individual case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to the Audit Committee chairman, but the decision is subsequently reported to the full Audit Committee.

Auditor Fees and Services

        The following table shows fees for the audit and other services provided by EKS&H for 2014 and 2013.

	2014	2013
Audit Fees(1)	$706,604	$303,500
Audit-Related Fees(2)	35,000	307,000
Tax Fees(3)	219,177	154,910
All Other Fees(4)	—	58,500

Total	$960,781	$823,910

(1)
Audit fees includes amounts related to professional services provided in connection with the audits of the Company's annual financial statements, including, for 2014, audit of the Company's internal control over financial reporting, reviews of the Company's quarterly financial statements and audit services provided in connection with other regulatory filings. For 2014, also included are fees incurred by component auditors in foreign countries for audit services that were directed by EKS&H.

(2)
Audit-related fees for 2014 are for benefit plan audits.

(3)
Tax fees consist of fees for tax compliance and tax consulting services.

        The Audit Committee has considered whether provision of the non-audit related services described above is compatible with maintaining the independent accountants' independence and has determined that those services have not adversely affected EKS&H's independence.

OTHER MATTERS

        Our management does not know of any other matters to come before the 2015 Annual Meeting. However, if any other matters come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS
FOR THE 2016 ANNUAL MEETING

Proposals for the Company's Proxy Material

        Any Company shareholder who wishes to submit a proposal to be included in the Proxy Material for the Company's 2016 Annual Meeting of Shareholders must submit such proposal to the Company at its office at 495 Commerce Drive, Suite 3, Amherst, New York 14228, Attention: Secretary, no later than December 5, 2015, in order to be considered for inclusion, if appropriate, in the Company's proxy statement and form of proxy relating to its 2016 Annual Meeting of Shareholders.

Proposals to be Introduced at the Annual Meeting but not Intended to be Included in the Company's Proxy Material

        For any shareholder proposal to be presented in connection with the 2016 Annual Meeting of Shareholders, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Company, a shareholder must give timely written notice thereof in writing to the Secretary of the Company in compliance with the advance notice and eligibility requirements contained in the Company's Bylaws. To be timely, a shareholder's notice must be delivered to the Secretary at the principal executive offices of the Company not less than 60 days and not more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, notice by the shareholder to be timely must be so received at a reasonable time before the solicitation is made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

        Based upon a meeting date of May 6, 2015 for the 2015 Annual Meeting of Shareholders, a qualified shareholder intending to introduce a proposal or nominate a director at the 2016 Annual Meeting of Shareholders should give written notice to the Company's Secretary not later than March 7, 2016 and not earlier than February 5, 2016.

        The specific requirements of these advance notice and eligibility provisions are set forth in Article II of the Company's Bylaws, a copy of which is available upon request.

        Such requests and any shareholder proposals should be sent to the Secretary of the Company at Allied Motion Technologies Inc., 495 Commerce Drive, Suite 3, Amherst, New York 14228.

BY ORDER OF THE BOARD OF DIRECTORS

JOSEPH P. KUBAREK Secretary

April 3, 2015

ALLIED MOTION TECHNOLOGIES INC.

495 Commerce Drive, Suite 3
Amherst, New York 14228

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard S. Warzala and Richard D. Federico, or either of them, proxies for the undersigned, each with the power of substitution, and hereby authorizes them to vote, as designated below, all the shares of common stock, no par value, which the undersigned would be entitled to vote at the annual meeting of shareholders of Allied Motion Technologies Inc. (the “Company”) to be held on May 6, 2015, and at all adjournments thereof, and directs that the shares represented by this proxy should be voted as indicated on the reverse:

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF

ALLIED MOTION TECHNOLOGIES INC.

MAY 6, 2015

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at

https://materials.proxyvote.com/019330

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Item 1.	TO ELECT SEVEN DIRECTORS TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS.

NOMINEE:
	R.D. Federico	☐ FOR	☐ AGAINST	☐ ABSTAIN
	G.J. Laber	☐ FOR	☐ AGAINST	☐ ABSTAIN
	A.P. Michas	☐ FOR	☐ AGAINST	☐ ABSTAIN
	R.D. Smith	☐ FOR	☐ AGAINST	☐ ABSTAIN
	J.J. Tanous	☐ FOR	☐ AGAINST	☐ ABSTAIN
	R.S. Warzala	☐ FOR	☐ AGAINST	☐ ABSTAIN
	M.R. Winter	☐ FOR	☐ AGAINST	☐ ABSTAIN

Item 2.	ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
		☐ FOR	☐ AGAINST	☐ ABSTAIN

Item 3.	RATIFICATION OF THE APPOINTMENT OF EKS&H LLLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR 2015
		☐ FOR	☐ AGAINST	☐ ABSTAIN

This proxy is being solicited on behalf of the Board of Directors of the Company, and may be revoked prior to its exercise. This proxy, when properly executed, will be voted as directed above by the undersigned shareholder. If no direction is made, it will be voted FOR the nominees named in Item 1 and FOR proposals 2 and 3.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE AS PROMPTLY AS POSSIBLE.

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:

Note:  Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.